EXHIBIT 10.33

HANCOCK FABRICS, INC.
2001 STOCK INCENTIVE PLAN
(As Amended And Restated)

NONQUALIFIED STOCK OPTION AGREEMENT
(Performance Vesting)

Employee/Optionee:

Number of Shares:	_____________ Shares

Option Exercise Price:	$____________ Per Share

Date of Grant:	March 22, 2011

Vesting Schedule:	As provided in Section 3 below

THIS OPTION AGREEMENT (the “Agreement”) is entered into as of the ______ day of _________, 2011, by and between HANCOCK FABRICS, INC., a Delaware corporation (the “Company”), and the employee designated above (the “Optionee”).

WITNESSETH:

WHEREAS, the Company maintains the Hancock Fabrics, Inc. 2001 Stock Incentive Plan, as amended and restated (the “Plan”); and

WHEREAS, as of the date hereof, the Committee responsible for administration of the Plan granted the Option as provided herein;

NOW, THEREFORE, the parties agree as follows:

1.	Grant of Option.

1.1          Option.  An option to purchase shares of the Company’s Common Stock, par value $.01 per share (the “Shares”), is hereby granted to the Optionee (the “Option”).

1.2          Number of Shares.  The number of Shares that the Optionee can purchase upon exercise of the Option and the dates upon which the Option can first be exercised are set forth above and in Section 3 below.

1.3          Option Exercise Price.  The price the Optionee must pay to exercise the Option (the “Option Exercise Price”) is set forth above.

1.4          Date of Grant.  The date the Option is granted (the “Date of Grant”) is set forth above.

1.5          Type of Option. The Option is intended to be a Nonqualified Stock Option.  It is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time, or any successor provision thereto.

1.6          Construction.  This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.7          Condition.  The Option is conditioned on the Optionee’s execution of this Agreement.  If this Agreement is not executed by the Optionee, it may be canceled by the Committee.

2.	Duration.

The Option shall be exercisable to the extent and in the manner provided herein for a period of seven (7) years from the Grant Date (the “Exercise Term”); provided, however, that the Option may be earlier terminated as provided in Section 1.7 and Section 5.

3.	Vesting/Forfeiture.

Subject to earlier termination of the Option as provided in Section 1.7 and Section 5, the Option shall vest, and may be exercised, with respect to the number of Shares, on the vesting dates, and subject to the conditions indicated below.

# of Shares	Vesting Date	# that Vest and # that are Forfeited
XX	3/15/2012	Determined under (i), (ii) or (iii) below
YY	3/15/2013	Determined under (i), (ii) or (iii) below

(i)            if the business plan minimum target levels approved by the Board of Directors for the fiscal year ended most recently within the 365 day period prior to the specified vesting date are satisfied at or greater than 85% but less than 100% of such target levels, then the number of Shares subject to the Option that will vest on the relevant vesting date shall equal the number of Shares shown above for such vesting date multiplied by the greater of (A) the actual percentage of achievement of such target levels, multiplied by the Optionee’s percentage of achievement of personal goals (up to 100%), or (B) the percentage determined by the Board of Directors in its discretion; and any remaining Shares subject to the Option that could otherwise have vested as of such date shall be forfeited;

(ii)           if the business plan minimum target levels approved by the Board of Directors for the relevant year are satisfied at 100% or more, then the number of Shares subject to the Option that will vest on the specified vesting date above shall equal the number of Shares shown for such vesting date, multiplied by the Optionee’s percentage of achievement of personal goals (up to 100%); and any remaining Shares subject to the Option that could otherwise have vested as of such date shall be forfeited; or

(iii)          if the business plan minimum target levels approved by the Board of Directors for the relevant year are satisfied at less than 85%, then all Shares subject to the Option that could otherwise have become vested on the relevant date shall be forfeited.

All options may vest or be terminated earlier as provided in Section 5.  The right to exercise the Option and to purchase the Shares as they become vested shall be cumulative and shall continue during the Exercise Term unless sooner terminated as provided herein.

4.	Manner of Exercise and Payment.

4.1           Delivery.  To exercise the Option, the Optionee must deliver a completed copy of an Option Exercise Form, in such form and manner as provided by the Committee.  The Option may be exercised in whole or in part with respect to the vested Shares; provided, however, the Committee may establish a minimum number of Shares (e.g., 100) for which an Option may be exercised at a particular time.  Within thirty (30) days of delivery of the Option Exercise Form, the Company shall deliver certificates evidencing the Shares to the Optionee, duly endorsed for transfer to the Optionee, free and clear of all liens, security interests, pledges or other claims or charges.  Contemporaneously with the delivery of the Option Exercise Form, Optionee shall tender the Option Exercise Price to the Company, by cash, check, wire transfer, delivery of, or attestation to, Shares already owned or a cashless exercise, or such other payment method as may be acceptable to the Committee pursuant to the Plan.

4.2           No Rights as Shareholder.  The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee’s name shall have been entered as a shareholder of record on the books of the Company, whereupon the Optionee shall have full voting and other ownership rights with respect to such Shares.

5.	Termination of Employment.

5.1           Termination by Death or Disability.  In the event the Optionee dies while actively employed by the Company or Optionee’s employment is terminated by reason of Disability, all outstanding unvested Options granted to the Optionee shall immediately vest, and thereafter all vested Options shall remain exercisable at any time prior to the end of the Exercise Term, or for one (1) year after the date of death or the date of termination for Disability, whichever period is shorter.  In the event of death, the Option shall be exercisable by such person(s) as shall have been named as the Optionee’s beneficiary, or in the absence of a designated beneficiary, by the executor or representative of the Optionee’s estate.

5.2           Termination for Retirement.  In the event Optionee’s employment is terminated by Optionee’s Retirement, all outstanding unvested Options shall be forfeited and all vested Options shall remain exercisable at any time prior to the end of the Exercise Term or for one (1) year after the date of Retirement, whichever period is shorter.

5.3           Other Terminations.  If the Optionee’s employment with the Company is terminated by the Company or by Optionee for reasons other than death, Disability or Retirement, all outstanding unvested Options granted to the Optionee shall be immediately forfeited, and the Optionee’s right to exercise any then outstanding Options (whether or not vested) shall terminate immediately upon the date that the Committee determines is the Optionee’s date of termination of employment.

5.4           Employment with a Subsidiary.  For purposes of this Section and Section 9, employment with the Company includes employment with any Subsidiary of the Company.

6.	Nontransferability.

The Option shall not be transferable other than by will or by the laws of descent and distribution, and during the lifetime of the Optionee, the Option shall be exercisable only by the Optionee.  Notwithstanding the foregoing, any portion or all of the Option which is vested may be transferred, in whole or in part, without consideration, to Optionee’s Immediate Family.  Appropriate evidence of any such transfer to a member of Optionee’s Immediate Family shall be delivered to the Company on such forms as the Committee or Company shall prescribe and shall comply with and indicate the Optionee’s (if during the lifetime of the Optionee) and the member of the Immediate Family’s agreement to abide by the Company’s then current stock option transfer guidelines.  If all or part of the Option is transferred to a member of Optionee’s Immediate Family, the member of Optionee’s Immediate Family shall remain subject to all terms and conditions applicable to such Option prior to the transfer.

7.	Restrictions on the Options; Restrictions on the Shares.

The Option may not be exercised at any time unless, in the opinion of counsel for the Company, the issuance and sale of the Shares issued upon such exercise is exempt from registration under the Securities Act of 1933, as amended, or any other applicable federal or state securities law, rule or regulation, or the Shares have been duly registered under such laws.  The Company intends to register the Shares issuable upon the exercise of the Option; however, until the Shares have been registered under all applicable laws, the Optionee shall represent, warrant and agree, as a condition to the exercise of the Option, that the Shares are being purchased for investment only and without a view to any sale or distribution of such Shares and that such Shares shall not be transferred or disposed of in any manner without registration under such laws, unless it is the opinion of counsel for the Company that such a disposition is exempt from such registration.  The Optionee acknowledges that an appropriate legend giving notice of the foregoing restrictions shall appear conspicuously on all certificates evidencing the Shares issued upon the exercise of the Option.

8.	Effect of Change in Control.

8.1           Vesting.  Upon a Change in Control, all outstanding unvested Options shall become immediately and fully exercisable, and shall remain exercisable as otherwise provided in this Agreement.

8.2           Termination of Options.  The Committee, in its discretion, may terminate the Options upon a Change in Control; provided, however, that at least 30 days prior to the Change in Control, the Committee notifies the Optionee that the Options will be terminated and provides the Optionee, either, at the election of the Committee, (i) a cash payment equal to the difference between the Fair Market Value of the vested Options (including Options that would become vested upon the Change in Control in accordance with Section 8.1 above) and the Exercise Price for such Options, computed as of the date of the Change in Control and to be paid no later than 3 business days after the Change in Control, or (ii) the right to exercise all vested Options (including Options that would become vested upon the Change in Control in accordance with Section 8.1 above) immediately prior to the Change in Control.

9.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a Subsidiary to terminate the Optionee’s employment at any time.

10.	Adjustments.

In the event of a change in capitalization as provided in Section 17 of the Plan, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Option and the Option Exercise Price for such Shares or other stock or securities.  The Committee’s adjustments shall be made in accordance with the provisions of Section 17 of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

11.	Withholding of Taxes.

The Company shall have the right to deduct from any distribution of cash to the Optionee an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the “Withholding Taxes”) with respect to the Option.  If the Optionee is entitled to receive Shares upon exercise of the Option, the Optionee shall pay the Withholding Taxes (if any) to the Company in cash prior to the issuance of such Shares.  In satisfaction of the Withholding Taxes, the Optionee may make a written election (the “Tax Election”) to have withheld a portion of the Shares issuable to him or her upon exercise of the Option, having an aggregate Fair Market Value equal to the withholding Taxes, provided that, if the Optionee may be subject to liability under Section 16(b) of the Exchange Act, the election must comply with the requirements applicable to Share transactions by such Optionee.

12.	Modification of Agreement.

Except as provided in Section 8, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, only by a written instrument executed by the parties hereto.

13.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

15.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon each successor corporation to the Company.  This Agreement shall inure to the benefit of the Optionee’s legal representatives.  All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee’s heirs, executors, administrators and successors.

16.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Optionee and the Company for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

HANCOCK FABRICS, INC.

By:
Name:
Title:

By signing below, Optionee hereby accepts the Option subject to all its terms and provisions and agrees to be bound by the terms and provisions of the Plan.  Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee responsible for administration of the Plan, upon any questions arising under the Plan.  Optionee authorizes the Company to withhold, in accordance with applicable law, from any compensation payable to him or her, any taxes required to be withheld by federal, state or local law as a result of the grant, existence or exercise of the Option.

OPTIONEE

Signature:
Name: